INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the registrant       /x/
Filed by a party other than the registrant        / /
Check the appropriate box:

/ /  Preliminary proxy statement

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                          DATA BROADCASTING CORPORATION
------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DATA BROADCASTING CORPORATION
------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or Rule
     14a-6(i)(2).

/ /  $500 per each party per Exchange Act Rule 14a-6(i)(3), or Rule
     14a-6(i)(2).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                          DATA BROADCASTING CORPORATION
                            3490 Clubhouse Drive, I-2
                             Jackson, Wyoming 83001

                                 October 4, 1996

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Data Broadcasting Corporation, a Delaware corporation (the "Company"), to be held at the Continental Insurance Building, 180 Maiden Lane, New York, New York on November 12, 1996 at 10:00 a.m. EST. The meeting will take place in the Ricker Auditorium on the Mezzanine level.

     The matters expected to be acted upon in the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. In addition, we will report to you on the Company's progress during the past year and receive your questions and comments concerning the Company.

     It is important that your shares be represented at the meeting, whether or not you are able to be present. Accordingly, we urge you to complete the enclosed proxy and promptly return it to our vote tabulators in the postage prepaid envelope provided. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.




        Alan J. Hirschfield                        Allan R. Tessler
      Co-Chairman of the Board                 Co-Chairman of the Board

                          DATA BROADCASTING CORPORATION
                            3490 Clubhouse Drive, I-2
                             Jackson, Wyoming 83001

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 12, 1996

TO THE STOCKHOLDERS OF DATA BROADCASTING CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Data Broadcasting Corporation (the "Company") will be held on November 12, 1996 at 10:00 a.m. EST in the Ricker Auditorium on the Mezzanine level of the Continental Insurance Building, 180 Maiden Lane, New York, New York for the following purposes:

     1. To elect nine directors to serve until the next annual meeting of the Company or until their successors have been duly elected and qualified;

     2. To consider and vote on a proposal to ratify the appointment of Price Waterhouse, LLP as the independent auditor of the Company for the fiscal year ending June 30, 1997;

     3. To consider and vote on a proposal to amend the Company Stock Option Plan to increase the number of shares authorized for issuance.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on September 30, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment thereof.

     Representation of at least a majority of all outstanding shares of common stock of the Company is required to constitute a quorum. Accordingly, it is important that your stock be represented at the Annual Meeting.

     Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. You may revoke your proxy at any time before it is voted.

                                     By Order of the Board of Directors



                                     Reed L. Benson
                                     Secretary and General Counsel

Jackson, Wyoming
October 4, 1996

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 PROXY STATEMENT

                                    CONTENTS

INFORMATION CONCERNING VOTE............................................    1

ELECTION OF BOARD OF DIRECTORS.........................................    1

SECURITY OWNERSHIP.....................................................    5

EXECUTIVE COMPENSATION AND OTHER INFORMATION...........................    7

REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK
  OPTION COMMITTEE ON EXECUTIVE OFFICERS' COMPENSATION... .............   11

PERFORMANCE GRAPH......................................................   13

AMENDMENT OF STOCK OPTION PLAN.........................................   13

PROPOSAL TO RATIFY SELECTION OF AUDITOR................................   16

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS...........................   16

SOLICITATION...........................................................   16

STOCKHOLDER PROPOSALS..................................................   17

STOCKHOLDER NOMINATION OF DIRECTORS....................................   17

OTHER MATTERS..........................................................   17

                          DATA BROADCASTING CORPORATION
                            3490 Clubhouse Drive, I-2
                             Jackson, Wyoming 83001

                                 PROXY STATEMENT

                  FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                              ON NOVEMBER 12, 1996

                           INFORMATION CONCERNING VOTE

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Data Broadcasting Corporation, a Delaware corporation ("DBC" or the "Company"), for use at the annual meeting of stockholders to be held on November 12, 1996 at 10:00 a.m. EST, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Continental Insurance Building, Ricker Auditorium - Mezzanine level, 180 Maiden Lane, New York, New York. The Company intends to mail this Proxy Statement and accompanying proxy card on or about October 7, 1996 to all stockholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of common stock at the close of business on September 30, 1996 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 30, 1996, the Company had 31,238,583 shares of common stock outstanding and entitled to vote. On all matters to be voted upon at the Annual Meeting, each holder of record of common stock on such date will be entitled to one vote for each share held.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3490 Clubhouse Drive, I-2, Jackson, Wyoming 83001, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

TABULATION OF VOTES

     All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

                         ELECTION OF BOARD OF DIRECTORS

     The Board of Directors has nominated nine persons for the Board positions presently authorized in the Company's bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. All nominees listed below are currently directors of the Company.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. Shares may not be voted cumulatively. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve.

     Pursuant to the Company's By-laws, the nine candidates receiving the greatest number of votes shall be elected as directors. Pursuant to the Company's By-laws, any record stockholder who desires to nominate candidates for election to the Board must deliver written notice to the Secretary of the Company no later than 60 days in advance of the Annual Meeting or 10 days after the date on which notice of the Annual Meeting is given, whichever is later.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

NOMINEES

The names of the nominees and certain information about them are set forth below:


Name                               Director Since        Age(1)            Office Held with the Company
----                               --------------        ---               ----------------------------
Alan J. Hirschfield                1992                  60                Co-Chairman of the Board, Co-CEO
Allan R. Tessler                   1992                  59                Co-Chairman of the Board, Co-CEO
Dwight H. Egan                     1995                  43                CEO of Broadcast International, Inc.
James A. Kaplan                    1994                  53                President of CMS
Charles M. Diker                   1993                  61                Director
Donald P. Greenberg                1996                  62                Director
David R. Markin                    1992                  65                Director
Herbert S. Schlosser               1995                  70                Director
Carl Spielvogel                    1996                  67                Director

-------------
(1) As of September 15, 1996

ALAN J. HIRSCHFIELD AND ALLAN R. TESSLER serve as Co-Chairmen of the Board and Co-Chief Executive Officers of the Company.

Prior to becoming Co-Chief Executive Officer of the Company in June, 1992, Mr. Hirschfield served as Managing Director of Schroder Wertheim & Co. Inc. and as a consultant to the entertainment and media industry. He formerly served as Chief Executive Officer of Twentieth Century Fox Film Corp. and Columbia Pictures Inc. from 1980 to 1985 and 1973 to 1978, respectively. Mr. Hirschfield currently serves on the boards of Cantel Industries, Inc., ("Cantel") a distributor of medical and scientific equipment and Chyron Corporation, ("Chyron") a supplier of graphics to the television industry.

In addition to serving as Co-Chief Executive Officer since June 1992, Mr. Tessler has been Chairman of the Board and CEO of International Financial Group, Inc., an international merchant banking firm, since 1987. He is also Chairman of the Board of Great Dane Holdings, Inc. ("Great Dane"), a diversified holding company, Enhance Financial Services Group Inc. ("Enhance"), a municipal bond reinsurer, and Jackpot Enterprises, Inc. ("Jackpot"), a gaming machine route operator. From December 1991 through September 1993 Mr. Tessler was Chairman of the Board and CEO of Ameriscribe Corporation, a national provider of facilities management services. Mr. Tessler also serves on the boards of The Limited, Inc., Allis-Chalmers Corporation and New T&T DBC Limited, a joint-venture between the Company and New T&T Hong Kong Limited, a wholly-owned subsidiary of Wharf Communications Investments, Ltd.

Messrs. Hirschfield and Tessler were appointed to serve as a restructuring team to address the financial problems of Financial News Network Inc. ("FNN"), and in that capacity served as Co-Chief Executive Officers of FNN from October 1990 until June 1992. Certain of the Company's operations were formerly owned by FNN. On June 26, 1992, the effective date of FNN's plan of reorganization under Federal bankruptcy laws (the "Plan"), the Company was spun off from FNN. Both Messrs. Hirschfield and Tessler currently serve as directors of the FNN Estate, having been named to the board in June 1991. From October 1990 until September 1992, both also served as Co-Chief Executive Officers of Infotechnology, Inc. ("Infotech"), an integrated information technology and communications concern. Infotech was formerly a beneficial owner of approximately 46% of FNN's stock. Mr. Tessler served as a director of Infotech from August 1989 until October 1990, when he was appointed as FNN's Co-Chief Executive Officer. He rejoined the board of Infotech in June 1991, along with Mr. Hirschfield. Both resigned their directorships of Infotech in September 1992. FNN and Infotech each filed for reorganization under Chapter XI of the Bankruptcy Code in March 1991.

DWIGHT H. EGAN is the President and Chief Executive Officer of Broadcast International, Inc. ("BII"), a subsidiary of the Company. He has held these positions since 1985. Acquired by DBC in 1995, BII supplies business information, real-time financial market data and communications services to retail, financial and other business customers. Mr. Egan also serves on the Board of Directors of Gentner Communications, Inc., a manufacturer of teleconferencing equipment.

JAMES A. KAPLAN is President and founder of Capital Management Sciences ("CMS"), a division of the Company. He has held this position since CMS was founded in 1979. Acquired by DBC in 1994, CMS distributes fixed income portfolio analytics and information.

CHARLES M. DIKER is a limited partner with the investment management company of Weiss, Peck & Greer, having been associated with that firm since 1976. He serves as Chairman of the Board of Cantel and Blanchard and Blanchard, a manufacturer and marketer of specialty foods. Mr. Diker currently serves on the Board of Directors of BeautiControl Cosmetics, a direct marketer of cosmetics, Chyron Corporation, and International Specialty Products, a chemical company.

DONALD P. GREENBERG has been a professor at Cornell University, Ithaca, New York, for the past 30 years. He is Jacob Gould Sherman professor of computer graphics and director, program of computer graphics at Cornell University, Ithaca, New York. In 1987, Dr. Greenberg received the ACM SIGGRAPH Steven A. Coons award for outstanding creative contributions to computer graphics and in 1991 was named a member of the National Academy of Engineering. He is the founding director of the National Science Foundation's Science and Technology Center for Computer Graphics and Scientific Visualization.

DAVID R. MARKIN has been the President and Chairman of the Board of Checker Motors Corporation, a manufacturer, insurer, and operator of transportation equipment, since 1970 and President of Great Dane since 1989. Mr. Markin served as a director of FNN from July 1991 until June 1992, and as a director of Infotech from July 1991 until September 1992. Mr. Markin also serves as a director of Jackpot and Enhance.

HERBERT S. SCHLOSSER has been Senior Advisor, Broadcasting and Entertainment, of Schroder Wertheim & Co. Inc., since 1989 and for 30 years was employed by National Broadcasting Company, Inc. ("NBC") in various capacities, including President and CEO of NBC and Executive Vice President of RCA Corporation in charge of its entertainment group of activities other than NBC. Mr. Schlosser is a member of the Board of Directors of U.S. Satellite Broadcasting Company, Inc., a partner with DirecTV, a subsidiary of Hughes Aircraft, in the first high-power DBS satellite launched in the U.S. He is also Chairman of the Board of Trustees of the American Museum of the Moving Image.

CARL SPIELVOGEL is Chairman and Chief Executive Officer of the United Auto Group, Inc., a privately held operator of multiple-franchise auto dealerships. Mr. Spielvogel was associated with Bates Worldwide, an advertising and marketing communications company, from July 1987 until January 1, 1994. He served in various positions with Bates Worldwide including chairman and Chief Executive Officer. He was vice chairman of the executive committee and a member of the board of directors of Interpublic Group of Companies, Inc. for approximately 20 years. Mr. Spielvogel is a member of the boards of directors of Hasbro, Inc., Allint Food Service, Inc., (formerly Kraft Food Service, Inc.), Foamex International, Inc., and the United Auto Group, Inc.

There are no family relationships among the directors or executive officers of the Company.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended June 30, 1996, the Board of Directors held four meetings and took one action by written consent. The Board has an Audit Committee, Compensation Committee and Stock Option Committee.

     The Audit Committee may take any and all actions which may be taken by the Board of Directors of the Company to review and supervise the financial controls of the Company, including recommending to the Board the selection of the Company's independent auditors, reviewing the Company's financial statements, reviewing the scope and results of external audits, acting upon recommendations of the auditors, reviewing the Company's proposed budgets, reporting to the Board any considerations or recommendations the Audit Committee may have with respect to such matters and taking such further actions as the Committee deems necessary. During fiscal 1996, the Audit Committee, composed of Charles M. Diker, David R. Markin and Herbert S. Schlosser, met twice.

     The Compensation Committee may take any and all actions which may be taken by the Board of Directors of the Company to review and approve executive and senior management compensation. During fiscal 1996, the Compensation Committee, composed of Charles M. Diker, David R. Markin and Herbert S. Schlosser, met once.

     The Stock Option Committee was established to serve as Administrator of the Company's Stock Option Plan. As Plan Administrator, the Stock Option Committee has full and final authority to select employees to be granted options and to determine the number of shares and terms of any options granted. The Stock Option Committee also considers and recommends to the Board whether grants to officers, directors and employees, other than pursuant to the Stock Option Plan, should be made. During fiscal 1996, the Stock Option Committee was composed of Alan J. Hirschfield and Allan R. Tessler, met three times and took five actions by written consent.

     All current nominees who were directors during the fiscal year ended June 30, 1996, attended all meetings of the Board and all committees of the Board of which they were members.

     For information regarding compensation received by directors, see "Executive Compensation and Other Information - Compensation of Directors".

                               SECURITY OWNERSHIP (1)

         The following table sets forth the beneficial ownership of the common stock of the Company, at September 15, 1996, by each director, nominee, executive officer named in the Summary Compensation Table appearing below, and each person who, to the knowledge of the Company, owned beneficially more than 5% of the Company's common stock.


                                                                          Beneficial Ownership
                                                               -----------------------------------------
                                                               Amount and Nature of           Percent of
Beneficial Owner                                               Beneficial Ownership            Total(2)
----------------                                               --------------------           ----------
Robert Fleming, Inc.                                            2,882,480 - Direct                9.23%
320 Park Avenue
New York, NY  10022

Alan J. Hirschfield(3)                                          2,272,845 - Indirect(4)           7.24%
Co-Chairman of the Board, Co-CEO

Allan R. Tessler(3)                                             2,382,059 - Direct(5)             7.59%
Co-Chairman of the Board, Co-CEO

Capital Research and Management, Inc.                           2,000,000 - Direct                6.40%
333 South Hope Street
Los Angeles, CA  90071

Charles M. Diker                                                  400,400 - Direct(6)             1.62%
Director                                                          107,227 - Indirect(7)

Dwight H. Egan                                                    434,110 - Direct(8)             1.43%
Director, President and CEO of BII                                 18,665 - Indirect(9)

James A. Kaplan                                                   886,660 - Direct(10)            3.91%
Director, President of CMS                                        342,447 - Indirect(11)

David R. Markin                                                   560,000 - Direct(12)            1.79%
Director                                                            5,000 - Indirect(13)

Herbert S. Schlosser                                               50,070 - Direct(14)              *
Director

Donald P. Greenberg                                                35,000 - Direct(15)              *
Director

Carl Spielvogel                                                    35,000 - Direct(15)              *
Director

Mark F. Imperiale                                                 116,667 - Direct(15)              *
President, Chief Operating Officer
and Chief Financial Officer

Edward Anderson                                                    86,666 - Direct(15)              *
President--Information Services Division

All current directors, nominees and
  executive officers as a group (11 persons)                    7,732,816(16)                    23.72%

--------------
* Less than one percent

(1) The table in this section is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to the community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him.

(2) Applicable percentage of ownership for the officers and directors is based on 31,238,583 shares of common stock, which were outstanding on September 15, 1996.

(3) Owner's address is in care of the Company at 3490 Clubhouse Drive, I-2, Jackson, Wyoming 83001.

(4) Held of record directly by AJH Company, an entity of which Mr. Hirschfield is the beneficial owner. Includes 150,000 shares which may be acquired upon exercise of presently exercisable options.

(5) Includes 150,000 shares which may be acquired upon exercise of presently exercisable options.

(6) Includes 80,000 shares which may be acquired upon exercise of presently exercisable options or options which may be exercised within 60 days of the effective date of this table. See "Executive Compensation and Other Information--Compensation of Directors," below.

(7) Includes 92,227 shares in investment accounts managed by Mr. Diker, over which he exercises shared investment power. Includes 15,000 shares in an investment account held by Mr. Diker's wife, over which he exercises shared investment power.

(8) Includes 264,858 shares which may be acquired upon exercise of presently exercisable options. See "Executive Compensation and Other Information-- Compensation of Directors," below.

(9) Includes 17,314 shares held in seven separate custodial accounts, the sole custodian of each being Mr. Egan's wife. Includes 1,351 shares held by a trust over which Mr. Egan exercises sole investment power.

(10) Includes 208,500 shares which may be acquired upon exercise of options which may be exercised within 60 days of the effective date of this table.

(11) Represents shares held by a trust over which Mr. Kaplan exercises shared investment power. Includes 67,200 shares which may be acquired upon exercise of options which may be exercised within 60 days of the effective date of this table.

(12) Includes 180,000 shares which may be acquired upon exercise of presently exercisable options or options which may be exercised within 60 days of the effective date of this table. See "Executive Compensation and Other Information--Compensation of Directors," below.

(13) Represents shares in an investment account held by Mr. Markin's wife, over which he exercises shared investment power.

(14) Includes 45,000 shares which may be acquired upon exercise of presently exercisable options or options which may be exercised within 60 days of the effective date of this table. See "Executive Compensation and Other Information--Compensation to Directors," below.

(15) Represents shares which may be acquired upon exercise of presently exercisable options or which may be exercised within 60 days of the effective date of this table. See "Executive Compensation and Other Information--Stock Option Grants," below.

(16) Includes 1,418,891 shares which may be acquired upon exercise of presently exercisable options or options which may be exercised within 60 days of the effective date of this table. See "Executive Compensation and Other Information--Stock Option Grants" and "Executive Compensation and Other Information--Compensation of Directors," below.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth certain summary information concerning compensation paid or accrued to or on behalf of the Company's Co-Chief Executive Officers and each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) for the three year period ended June 30, 1996.

                           SUMMARY COMPENSATION TABLE


                                                                           Long Term
                                                                          Compensation
                                               Annual Compensation           Awards
                                            ------------------------      ------------
            Name and                                                                        All Other
           Principal                                                        Options       Compensation
            Position               Year     Salary($)       Bonus($)          (#)              ($)
           ---------               ----     ---------       -------         -------       ------------
Alan J. Hirschfield                1996     $315,000        $125,000           --          $196,731(1)
Co-Chairman of the Board and       1995     $315,000           --              --          $396,341(1)
Co-Chief Executive Officer         1994     $315,000           --              --          $    902(1)

Allan R. Tessler                   1996     $315,000        $125,000           --          $196,731(1)
Co-Chairman of the Board and       1995     $315,000           --              --          $396,341(1)
Co-Chief Executive Officer         1994     $315,000           --              --          $    902(1)

James A. Kaplan(2)                 1996     $454,168           --              --          $  3,135(3)
President - CMS                    1995     $429,299           --              --          $    500(3)
                                   1994     $177,083                                            --

Mark F. Imperiale(4)               1996     $250,008        $175,000         50,000        $  4,008(3)
Executive Vice President and       1995     $210,000        $125,000        100,000
Chief Financial Officer

Edward Anderson(5)                 1996     $200,312        $ 75,000         75,000        $  2,678(3)
President - Information
Services Division

Dwight H. Egan(5)                  1996     $214,258           --           150,000           5,522(3)
President, Broadcast
International, Inc.


-------------------

(1) Represents commissions paid pursuant to the contracts entered into in 1990 between Messrs Hirschfield and Tessler and FNN to serve as FNN's restructuring Team. The amounts were based on the proceeds received primarily from the Consumer News and Business Channel and other assets of FNN.

(2) Mr. Kaplan was hired effective February 1, 1994, with the Company's acquisition of CMS. Compensation for fiscal 1994 does not include options received by Mr. Kaplan upon the sale of CMS to the Company.

(3)  Matching contribution to the Company's 401(k) plan.

(4)  Mr. Imperiale was hired effective July 1, 1994.

(5) Mr. Egan was hired effective July 1, 1995, with the Company's acquisition of Broadcast International. Mr. Anderson was named president October 1, 1995.

STOCK OPTION GRANTS

     Set forth below is information on grants of stock options under the Company's Stock Option Plan for the named executive officers for the period July 1, 1995 to June 30, 1996:


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                   Individual Grants                                   Grant Value
                      ---------------------------------------------------------------------------     ---------------
                                       % of Total
                                        Options
                       Options         Granted to       Exercise       Grant Date
                       Granted         Employees         Price         Stock Price     Expiration      Grant Date
Name                     (#)         in Fiscal Year   ($ per share)   ($ per share)       Date        Present Value
----                   -------       --------------   -------------   -------------    ----------     -------------
Mark F. Imperiale       50,000            4.4%            $8.00          $8.00          11/01/05        $250,000

Dwight H. Egan         150,000           13.2%            $6.13          $6.13          07/18/05        $574,500

Edward Anderson         75,000            6.6%            $6.81          $6.81          10/09/05        $321,750


     All options reported above were awarded under the Company's 1992 stockholder-approved Stock Option Plan, as amended (the "Option Plan"). The Company has not granted any stock appreciation rights. Pursuant to the terms of the Option Plan, the exercise price per share for all options is the average of the high asked and low bid prices of the Company's common stock on the date of grant.

     The options reported above for Messers. Imperiale, Egan and Anderson become exercisable in three equal installments on the first, second and third anniversaries of the date the option was granted. The exercisability of options is subject to acceleration upon termination of the optionee's employment on account of disability or without cause, and in any event the Stock Option Committee of the Board may waive conditions to exercisability and accelerate the exercisability of the options for other reasons, including upon a change in control of the Company.

     The option exercise price and the income tax withholding amounts payable upon any option exercise may be paid in cash or, in certain circumstances, by the optionee delivering already owned shares of the Company's common stock or the Company withholding a sufficient number of shares from the number of shares issuable upon such exercise.

     "Grant Date Present Value" is determined under the Black-Scholes pricing model, a widely recognized method of determining the present value of options. The actual value, if any, an executive officer may realize will depend on the extent to which conditions to exercisability of the option are satisfied and the excess of the stock price over the exercise price on the date the option is exercised. It is highly unlikely that the value realized by Messrs. Imperiale, Egan and Anderson will be consistent with the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions regarding interest rates, stock price volatility and future dividend yield. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the Company's stock option plan which cannot be transferred.

AGGREGATED STOCK OPTION EXERCISES

     The following table provides information concerning the exercise of stock options during the last fiscal year and unexercised stock options held as of the end of the fiscal year by the named executive officers.




                                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                  AND FY-END OPTION VALUES

                                                             Number of Unexercised          Dollar Value of Unexercised
                                                                  Options at                    In-the-Money Options
                                                                    FY-End                           at FY-End
                                                        -------------------------------    --------------------------------
                              Shares        Dollar
                             Acquired        Value
          Name             on Exercise     Realized      Exercisable    Un-exercisable     Exercisable      Un-exercisable
          ----             -----------     --------      -----------    --------------     -----------      ---------------
Alan J. Hirschfield            0              0            150,000             0             1,040,700                 0


Allan R. Tessler               0              0            150,000             0             1,040,700                 0

Dwight H. Egan                 0              0            214,858          150,000          1,148,408           403,125

James A. Kaplan                0              0               0             436,525              0             2,599,506

Mark F. Imperiale              0              0             66,667           83,333            291,668           214,582

Edward Anderson                0              0             55,834           86,666            194,274           243,414



     The value of unexercised options at fiscal year-end is the difference between the option exercise price and the average of the high ask and low bid price for the Company's common stock as reported by the Nasdaq Stock Market's National Market ("Nasdaq") for June 30, 1996, which was $9.38. These amounts have not been, and may never be, realized. Actual amounts realized will depend on the value of the Company's common stock if and when options become exercisable and are exercised.

COMPENSATION OF DIRECTORS

     During fiscal year 1996, all non-employee directors of the Company received an annual fee of $5,000 and reimbursement for travel expenses for service to the Board of Directors. All Audit Committee members also received an annual fee of $1,250 as compensation for their service on the committee. No employee director received compensation for service to the Board.

     On September 12, 1995, upon his election as a director, the Stock Option Committee granted to Mr. Schlosser an immediately exercisable option for 25,000 shares of common stock at an exercise price of $9 3/8 per share. The option terminates, to the extent not exercised prior thereto, upon the earlier of (i) the tenth anniversary of the grant or (ii) the first anniversary of the cessation of the optionee's service as a director of the Company.

     On February 12, 1996, Messers. Greenberg and Spielvogel were each granted by the Stock Option Committee an immediately exercisable option to acquire 25,000 shares of common stock at an exercise price of $10.625 per share. The option terminates, to the extent not exercised prior thereto, upon the earlier of (i) the tenth anniversary of the grant or (ii) the first anniversary of the cessation of the optionee's service as a director of the Company.

     Each non-employee director of the Company holding such position on the third business day after the Company publicly announces its summary fiscal year-end statement of sales and earnings shall, at the discretion of the Stock Option Committee, receive an option to acquire 10,000 shares of common stock with an exercise price equal to the fair market value of the stock on such date. On September 15, 1995, each non-employee director was granted options for 10,000 shares of common stock at an exercise price of $8 13/16, which become exercisable on the first anniversary of the date of grant, subject to acceleration upon the occurrence of certain prescribed events. Each option terminates, to the extent not exercised prior thereto, upon the earlier of (i) the tenth anniversary of the grant or (ii) the first anniversary of the cessation of the optionee's service as a director of the Company.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Company entered into an employment agreement with Mr. Kaplan, President of CMS, effective April 29, 1994. The agreement provides for a three year term of employment at a base salary of $425,000, $450,000 and $475,000 in each of the three years, respectively. The agreement also provides for a subsequent three year consultancy period during which Mr. Kaplan will be paid $333,333 a year for part-time consulting services. Mr. Kaplan is prohibited from competing with the Company during the entire term of the agreement. Mr. Kaplan's right to receive the compensation specified in the latter three year period is subject only to his continuing compliance with the non-compete restrictions.

     The Company entered into an employment agreement with Mark F. Imperiale, Executive Vice President and Chief Financial Officer of the Company, as of July 1, 1994. The agreement provides for a two year term and a base salary of $210,000 subject to increases, with a provision for bonuses based on Mr. Imperiale's performance and the Company's financial performance. His salary was increased to $250,000 for fiscal year 1996. In the event of a change-in-control of DBC, Mr. Imperiale has the right to terminate the agreement and receive a lump sum severance payment equal to the base salary plus a bonus of 50% of the base salary, for the greater of (i) one year or (ii) the remainder of the employment period. Mr. Imperiale is prohibited from competing with the Company for one year following his termination of employment. The terms of the employment agreement are still in force. In September Mr. Imperiale was appointed President, Chief Operating Officer and Chief Financial Officer.

     Broadcast International, Inc. ("Broadcast") and Mr. Egan have entered into a termination benefit agreement dated January 1, 1992. This agreement provides that Mr. Egan is entitled to receive termination benefits if a change in control of Broadcast occurs and, within three years thereafter, Broadcast terminates his employment for any reason other than for "cause" (as defined in the agreement). The change in control occurred upon the merger with the Company. Pursuant to the agreement, the termination benefits generally include a lump-sum payment of an amount equal to three times his average annual compensation for the most recent five calendar years ending coincident with or immediately before the change in control. The agreement also provides that the Company is obligated to pay or reimburse up to $250,000 in legal expenses incurred by him should the enforceability of such agreement be challenged and other provisions typical for these types of termination benefits.

     The Company currently has no other compensation plan or arrangement with respect to any of the executive officers named on the Summary Compensation Table, which results or will result from the resignation, retirement, or other termination of such individual's employment with the Company or from a change in control of the Company or a change in the individual's responsibilities following a change in control. However, as noted under the Stock Option Grant Table above, the Stock Option Committee of the Board may accelerate the exercisability of employee stock options granted under the Option Plan upon a change in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the past fiscal year, Messrs. Hirschfield and Tessler served on the Stock Option Committee.

     Mr. Markin, a member of the Company's Compensation Committee, is President of Great Dane, an entity which does not have a compensation committee. Mr. Tessler, Co-Chief Executive Officer of the Company, is a member and Chairman of Great Dane's board of directors.

                      REPORT OF THE COMPENSATION COMMITTEE
                         AND THE STOCK OPTION COMMITTEE
                       ON EXECUTIVE OFFICERS' COMPENSATION

     Decisions regarding compensation of the Company's executive officers are made by the Compensation Committee of the Board, except that decisions as to the granting of options under the Company's Stock Option Plan are made by the Stock Option Committee of the Board. In making decisions on compensation, the Compensation Committee solicits and receives the recommendations of the Co-Chief Executive Officers, with recommendations relating to the grant of options being considered by the Compensation Committee prior to being referred to the Stock Option Committee.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

     The Compensation Committee desires to set compensation at levels and through arrangements that will attract and retain managerial talent desired by the Company, reward employees for past contributions and motivate managerial efforts consistent with corporate growth, strategic progress and the creation of stockholder value. The Compensation Committee believes that a mix of salary, incentive bonus and stock options will achieve those objectives.

RELATIONSHIP OF PERFORMANCE TO EXECUTIVE COMPENSATION

     The base salaries of Messrs. Kaplan and Imperiale were set by terms of their employment agreements which were negotiated to attract and retain them. The Compensation Committee believes these salaries are competitive and represent a fair estimate of the value of the services rendered by Messrs. Kaplan and Imperiale to the Company. Effective July 1, 1995, the Compensation Committee approved a salary increase of $40,000 for Mr. Imperiale pursuant to his employment agreement described previously reflecting his contributions to the Company's improved financial position and the strategic business changes engineered under his direction.

     The Compensation Committee awarded Mr. Imperiale a bonus for the fiscal year that was based upon the Company's results of operations, the completion of the integration of BII and its subsidiaries with the Company, and the successful conclusion of arbitration proceedings regarding the prior sale of certain media assets of FNN.

     Options were awarded during the fiscal year to enhance Mr. Imperiale's financial interest in the performance of the Company's stock and reward him for the results of operations under his direction. These options seek to promote Mr. Imperiale's long-term interest in the Company by vesting over a three-year period and expiring in ten years.

     The number of options awarded to Mr. Imperiale was based upon the recommendation of the Co-Chief Executive Officers. This recommendation was based upon the objectives of the Company during Mr. Imperiale's employment period.

     Mr. Egan's base salary was set coincident with the acquisition of BII and the grant of options similarly made. His compensation package was structured to induce him to remain with the Company following the acquisition.

          BASIS FOR THE COMPENSATION OF THE CO-CHIEF EXECUTIVE OFFICERS

     The base salaries of the Co-Chief Executive Officers ("Co-CEOs") were set at a level consistent with other chief executives at comparable companies considering the financial performance of the Company. The Co-Chief Executive Officers received bonuses based on the Company's results of operations, the completion of the integration of BII and its subsidiaries with the Company, and the successful conclusion of arbitration proceedings regarding the prior sale of certain media assets of FNN.

      Respectfully submitted,

COMPENSATION COMMITTEE                      STOCK OPTION COMMITTEE
Herbert S. Schlosser                        Alan J. Hirschfield, Co-Chairman
Charles M. Diker                            Allan R. Tessler, Co-Chairman
David R. Markin

                                PERFORMANCE GRAPH

         The graph presented below compares the cumulative total return of the Company, the Nasdaq U.S. market index and the Nasdaq Non-Financial index from June 30, 1992 through June 30, 1996. Total return is based on an assumed investment of $100 on June 30, 1992 and reinvestment of dividends through June 30, 1996.

     [GRAPHIC OMITTED]


                         6/92              6/93              6/94              6/95             6/96
                         ----              ----              ----              ----             ----
DBC                       100               200               256               300              468

Nasdaq U.S.               100               126               127               169              218

Nasdaq Non-               100               125               122               165              212
Financial




        PROPOSAL TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE
                           UNDER THE STOCK OPTION PLAN


PROPOSED AMENDMENT

     Pursuant to prior Company action and shareholder approval, 5,750,000 shares were authorized for issuance under the Option Plan, of which 460,058 shares remain available for future grants, as of September 15, 1996. The Board of Directors believes that stock options have been and will continue to be an important compensation element in attracting and retaining quality personnel and in compensating and retaining management of future acquisitions. The Board of Directors believes that an increase in the authorized shares under the Option Plan is in the best interests of the Company in order to attract new executives and retain key employees. Accordingly, in September, 1996, the Board of Directors adopted, subject to shareholder approval, an amendment to the Option Plan that provides for an increase in the number of shares authorized for issuance under the Option Plan by an additional 1,500,000 shares to an aggregate of 7,250,000 shares.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

SUMMARY OF OPTION PLAN

     The purpose of the Option Plan is to enable the Company to attract, retain and motivate persons employed by the Company and its subsidiaries, including officers and directors, in a managerial capacity on a full-time basis ("Eligible Employees") and directors who are not Eligible Employees, by providing for proprietary interests of such individuals in the Company.

     The Option Plan authorizes the Stock Option Committee to grant to participants in the Option Plan options to purchase Common Stock at 100% of the fair market value of the stock at the date of the grant of the options. The fair market value of the stock as of a date shall be deemed to equal the average of the high asked and low bid prices during each trading day in the over-the-counter market, as reported by Nasdaq, or any then operative successor to Nasdaq, for such date or, if the stock is then listed on a national securities exchange, the average of the high and low transaction prices reported through the consolidated reporting system for such date.

     Options granted to Eligible employees under the Option Plan may include arrangements such as restricted stock, limited rights that are exercisable only following designated events, and stock appreciation rights. An award may consist of one such arrangement or two or more such arrangements in tandem or in the alternative. Any stock option granted to Eligible Employees under the Option Plan may be a tax benefited incentive option (in which case it may only be granted to employees and certain other restrictions will apply), or it may be a non-qualified stock option that is not tax benefited (in which case it may be issued to both employees and non-employees, and few, if any, legal restrictions will apply).

     The Option Plan provides that options shall either be assumed by a successor corporation or shall terminate upon the dissolution or liquidation of the Company, upon the merger or consolidation of the Company as a result of which its Common Stock is changed into or exchanged for cash or property or another company's securities, and upon the acquisition of more than eighty percent (80%) of the voting power of the Company's stock by another corporation, person or group. The Stock Option Committee may provide in the instrument evidencing an option granted to an Eligible Employee that it shall become fully exercisable upon the occurrence of other events (such as upon a participant's termination of employment following a change in corporate control) and may provide for the exercisability of stock appreciation rights upon the occurrence of any of the foregoing events and may grant rights associated with options granted under the Option Plan that are exercisable only upon such events.

     Subject to the express requirements under the Option Plan, the terms of any and all awards granted to Eligible Employees will be determined by, and subject to the conditions imposed by, the Stock Option Committee, including provisions as to the exercisability, vesting, expiration, termination or forfeiture of options. No option granted under the Option Plan may be exercised in whole or in part more than ten years after its grant.

     An award under the Option Plan may permit the recipient to pay all or part of the purchase price of the shares issuable pursuant thereto, or to pay all or part of such recipient's tax withholding obligation with respect to such issuance, by delivering previously owned shares of stock of the Company.

     No options or stock appreciation right granted under the Option Plan may be transferred other than by will or the laws of descent and distribution, and the award may be exercised during the recipient's lifetime only by the recipient or his or her guardian or legal representative.

     The Company is vested with authority under the Option Plan to assist any employee to whom an option is granted thereunder (including any director or officer of the Company or any of its subsidiaries who is also an employee) in the payment of the purchase price payable on exercise of that option, by lending the amount of such purchase price to such employee on such terms and at such rates of interest and upon such security (or unsecured) as shall have been authorized by or under authority of the Stock Option Committee.

     The Board may alter, amend, suspend, or terminate the Option Plan, provided that no such action shall deprive an optionee, without his or her consent, of any option granted to the optionee pursuant to the Option Plan or of any of his or her rights under such option. Provisions related to automatic grants of options to non-employee directors may not (with limited exception) be amended more frequently than once every six months and no amendment to such provisions, unless approved by the stockholders of the Company, shall become effective earlier than six months after Board approval. Except as provided in the Option Plan, no amendment by the Board, unless taken with the approval of the stockholders of the Company, may:

      (i) materially increase the benefits accruing to participants under the Option Plan;

     (ii) materially increase the number of securities which may be issued under the Option Plan; or

    (iii) materially modify the requirements as to eligibility for participation in the Option Plan.

FEDERAL INCOME TAX TREATMENT OF STOCK PLAN

     The following is a brief description of the federal income tax treatment which will generally apply to benefits or awards (hereinafter, "awards") made under the Option Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of awards will depend on the specific nature of any such award. Such an award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted or unrestricted stock, an award which is payable in cash, or otherwise. BECAUSE THE FOLLOWING PROVIDES ONLY A BRIEF SUMMARY OF THE GENERAL FEDERAL INCOME TAX RULES, INDIVIDUALS SHOULD NOT RELY THEREON FOR INDIVIDUAL TAX ADVICE, AS EACH TAXPAYER SITUATION AND THE CONSEQUENCES OF ANY PARTICULAR TRANSACTION WILL VARY DEPENDING UPON THE SPECIFIC FACTS AND CIRCUMSTANCES INVOLVED. RATHER, EACH TAXPAYER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR FOR PARTICULAR FEDERAL AS WELL AS STATE AND LOCAL INCOME AND ANY OTHER TAX ADVICE.

     Stock options. The grant of an incentive stock option or a non-qualified stock option would not result in income for the grantee or in the deduction for the Company.

     The exercise of a non-qualified stock option would result in ordinary income for the optionee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise.

     The exercise of an incentive stock option would not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise and (ii) is an employee of the Company or a subsidiary of the Company from the date of grant until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as the long-term capital gain and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

     SARs. The grant of an SAR award would not result in income for the grantee or in a deduction for the Company. Upon the exercise of an SAR, the grantee would recognize ordinary income and the Company would be entitled to a deduction measured by the fair market value of the shares plus any cash received.

     Restricted Stock Grants. The grant of restricted stock should not result in income for the grantee or in a deduction for the Company for federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a "substantial risk of forfeiture" as intended by the Company. If there are no such restrictions, the grantee would recognize ordinary income upon receipt of the shares. Dividends paid to the grantee while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee would receive ordinary income, and the Company would be entitled to a deduction measured by the fair market value of the shares at the time of lapse.

     Awards may be granted to participants under the Option Plan which do not fall clearly into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of such awards. Generally, the Company will receive a deduction equal to, and will be required to withhold applicable taxes with respect to, any ordinary income recognized by a participant in connection with awards made under the Option Plan.

                     PROPOSAL TO RATIFY SELECTION OF AUDITOR

     The Audit Committee has recommended, and the Board of Directors has selected, the firm of Price Waterhouse LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ended June 30, 1997, subject to ratification by the shareholders. Price Waterhouse has acted as independent auditor for the Company since fiscal 1995. Representatives of Price Waterhouse LLP, which audited the Company's 1996 financial statements, are expected to be present at the Annual Meeting with the opportunity to make a statement, if they so desire, and they are expected to be available to respond to appropriate questions.

           THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THIS PROPOSAL

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and any person who owns more than 10% of a registered class of the Company's equity securities, to file with the SEC and the Company, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Based upon the information supplied it by such persons, the Company is required to report any known failure to file these reports within the period specified by the instructions to the reporting forms. To the knowledge of the Company, based upon a review of the Section 16(a) reports furnished to the Company and the written representations of officers and directors, all these filing requirements were satisfied by the Company's directors and executive officers.

                                  SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

                              STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1997 annual meeting of stockholders must be received by the Company not later than June 30, 1997 in order to be included in the Proxy Statement and proxy relating to that annual meeting. Pursuant to the Company's By-laws, any record stockholder who desires to submit a proposal for the approval of the stockholders of the Company must deliver written notice to the Secretary of the Company no later than the close of business 60 days in advance of the Annual Meeting or 10 days after the date on which notice of the Annual Meeting is given, whichever is later.

                       STOCKHOLDER NOMINATION OF DIRECTORS

     Nominations other than those made by the directors of the Company must be in writing and be delivered to the Secretary of the Company not less than ten days after the date on which notice of the annual meeting is first given to the stockholders, or more than 60 days prior to any annual meeting, whichever is later. Such nominations must include the information regarding the person advancing the nomination as well as information about the nominee as required by the By-laws of the Company. Nominations not made according to these procedures will be disregarded.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before this meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                      By Order of the Board of Directors



                                      Reed L. Benson
                                      Secretary and General Counsel

Jackson, Wyoming
October 4, 1996